                                                                      EXHIBIT 11


                          COMPUTATION OF EARNINGS PER SHARE

     This table below presents information necessary for the computation of loss per share of Common Stock on a primary basis for the three months ended September 30, 1998 and 1997 and for the years ended June 30, 1998 and 1997.


                                                                     THREE MONTHS ENDED
                                                                       SEPTEMBER 30,              YEARS ENDED JUNE 30,
                                                                       -------------              --------------------
                                                                    1998           1997           1998           1997
                                                                    ----           ----           ----           ----
Net loss applicable to shares of Common Stock                   ($1,204,935)     ($728,649)   ($5,943,885)   ($3,349,614)

Weighted average number of shares of
Common Stock outstanding (See Note)                              48,336,957     36,945,206     41,943,885     33,803,045

Common Stock equivalents (See Note)                                       -              -              -              -

Total shares of Common Stock and                                -----------     ----------    -----------    -----------
Common Stock equivalents                                         48,336,957     36,945,206     41,943,885     33,803,045
                                                                -----------     ----------    -----------    -----------
                                                                -----------     ----------    -----------    -----------

Basic and diluted net loss per common shares                         $ (.02)        $ (.02)        $ (.14)        $ (.10)
                                                                -----------     ----------    -----------    -----------
                                                                -----------     ----------    -----------    -----------

Common Stock equivalents are considered anti-dilutive because of net losses incurred by the Company and therefore only primary loss per share is shown. Weighted average number of shares of Common Stock outstanding at September 30, and June 30, 1998, includes 771,200 shares subject to rescission offers that were rejected by the security holders subsequent to June 30, 1998.